                                                                  Exhibit (11.0)
                               BADGER METER, INC.

                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                (Dollars in thousands except per share amounts)


                                                   Three Months Ended                Six Months Ended
                                                   ------------------                ----------------
                                                         June 30,                        June 30,
                                                         --------                        --------
                                                   1996             1995               1996          1995
                                                   ----             ----               ----          ----
                                                   (1)              (2)                (1)            (2)
PRIMARY
- - -------

Shares
- - ------
Average shares outstanding                    1,769,489        1,754,092          1,765,138     1,752,792
Shares issuable upon exercise of
  stock options                                  55,232           37,277             58,722        32,589
                                              ---------        ---------          ---------     ---------
Total                                         1,824,721        1,791,369          1,823,860     1,785,381
                                              =========        =========          =========     =========

Earnings
- - --------
Net earnings applicable to adjusted
  common shares                                  $1,389           $1,051             $2,277        $1,908
                                                 ======           ======             ======        ======

Per share amounts
- - -----------------
Net earnings per share                             $.76             $.59              $1.25         $1.07
                                                   ====             ====              =====         =====

FULLY DILUTED
- - -------------

Shares
- - ------
Average shares outstanding                    1,769,489        1,754,092          1,765,138     1,752,792
Shares issuable upon exercise of
  stock options                                  55,494           37,277             62,932        32,835
                                              ---------        ---------          ---------     ---------
Total                                         1,824,983        1,791,369          1,828,070     1,785,627
                                              =========        =========          =========     =========

Earnings
- - --------
Earnings applicable to adjusted
  common shares                                  $1,389           $1,051             $2,277       $1,908
                                                 ======           ======             ======       ======

Per share amounts
- - -----------------
Net earnings per share                             $.76             $.59              $1.25        $1.07
                                                   ====             ====              =====        =====
Percentage dilution (1)                            3.0%             2.0%               3.4%         1.8%
                                                   ====             ====               ====         ====


(1) In 1996, earnings per share for financial statement purposes includes Common Stock equivalents since dilution is 3%.

(2) In 1995, earnings per share for financial statement purposes does not include Common Stock equivalents since dilution is less than 3%.









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